CRAiLAR Technologies To Present at 26th Annual ROTH Conference

Portland, Ore. (March 4, 2014) - CRAiLAR Technologies Inc. (TSXV: CL) (OTCQB: CRLRF), which produces and markets CRAiLAR® Flax fiber The Friendliest Fiber On The Planet™, today announced that Ken Barker, CEO and Ted Sanders, CFO, will be presenting at the 26th Annual ROTH Conference taking place from March 9-12, 2014 at the Ritz-Carlton Laguna Niguel in Dana Point, California.

CRAiLAR's presentation will take place on Monday, March 10th at 3:30 pm PST in Track 9: The Plaza.

The Annual ROTH Conference, one of the largest of its kind in the U.S., is a three-day investment conference featuring emerging growth companies presenting to an estimated 100 institutional investors.

About CRAiLAR Technologies Inc.
CRAiLAR(R) Technologies Inc. offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to IKEA, HanesBrands, Georgia-Pacific, Tuscarora Yarns, Target Corp, Cone Mills, Cotswold Industries and Kowa Company for commercial use, and to Levi Strauss & Co., Ashland, PVH Corp. and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

Safe Harbor Statement
This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: completion of a definitive agreement and acquisition of the European Wet Processing facility, any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

Media Contact:
Jay Nalbach, CMO
(503) 387-3941
pr@crailar.com

Investor Relations Contact:
Ted Sanders, CFO
(503) 387-3941
ir@crailar.com